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                                                                    Exhibit 99.1

                                     WGFK


                               September 5, 2001


VIA FACSIMILE (410) 528-5650

The Special Committee
of the Board of Directors
G&L Realty Corp.
c/o Sharon A. Kroupa, Esq.
Ballard Spahr Andrews & Ingersoll, LLP
300 East Lombard Street, Suite 1900
Baltimore, Maryland 21202-3268

      Re: Offer to Purchase G&L Realty Corp. (the "Company") by Lyle Weisman,
          Asher Gottesman, Len Fisch and Igor Korbatov ("WGFK")-Fifth Amendment
          ---------------------------------------------------------------------

Dear Ms. Kroupa:

      We received today the Special Committee's response, dated September 4, 2001, to our Fourth Amended Offer.

      In its letter to WGFK dated August 17, the Special Committee indicated its uncertainty that WGFK would be able to acquire a minimum of 50.1% of the outstanding Common Stock. Although the Special Committee noted in that letter that it was mindful of the material difference between the Purchase Price as defined by WGFK and the "consideration which would be paid for the Company's common stock pursuant to the [Merger Agreement]," the Special Committee observed that WGFK's proposal also would not reimburse the Company "for the losses it would incur as a result of [WGKF's] failure to obtain the vote of 50.1% of the Company's outstanding common stock to approve a merger or 50.1% of the Company's outstanding common stock in a tender offer." To defray the Company's "fees and expenses" the Special Committee, as more particularly set forth in its letter dated July 19, 2001, requested a good faith payment by WGFK of $2,500,000.

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The Special Committee
c/o Sharon A. Kroupe, Esq.
September 5, 2001
Page 2

     In our Fourth Amended Offer dated August 21, WGFK offered to deliver a cashier's check in the amount of $750,000 (the "Good Faith Deposit") made payable to the trust account of your counsel, Ballard Spahr Andrews & Ingersoll LLF, to be credited against the purchase price of the Company Stock by WGFK; and no later than three (3) days following execution of a definitive agreement between the Company and WGFK, WGFK would increase the Good Faith Deposit by $1,750,000, for a total of $2,500,000 (and, as described in that amendment, non-refundable) to be credited towards the purchase price of the Company Stock. We hereby further amend our Offer as follows:

     1. The Purchase Price is increased by $0.15 per share to $15.50 per share without a due diligence contingency, or $16.50 per share with a due diligence contingency;

     2. The minimum required threshold for our offer is hereby reduced to 42.0% (inclusive of the common shares owned by WGFK); and

     3. The Company shall promptly, upon completion of the WGFK transaction, take such steps as may be necessary or appropriate for delisting the shares of common stock from trading.

     The foregoing shall constitute an amendment to the offer letter dated June 5, 2001, as amended by letters dated June 22, 2001, July 6, 2001, July 30, 2001 and August 21, 2001 (the "Offer"). Any capitalized terms not defined in this letter shall have the meanings ascribed to them in the Offer. This Fifth Amendment to Offer shall expire at 7:00 p.m. Pacific Daylight Time on Wednesday, September 12, 2001.

     The Offer as amended represents a premium of approximately 29.17% to 37.5% over the transaction with Messrs. Gottlieb and Lebowitz as set forth in the Merger Agreement. Based on the information that the Special Committee has provided to us to date, we believe that WGFK's high likelihood of securing more than 45.0% of the outstanding common shares should now permit the Offer to be made available to all common shareholders for their consideration.

     The undersigned has been authorized to execute this Fifth Amendment to Offer by each of the other persons constituting WGFK. If you have any questions, please do not hesitate to contact WGFK through its counsel at the following address and phone number:

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The Special Committee
c/o Sharon A. Kroupa, Esq.
September 5, 2001
Page 3


                Aaron A. Grunfeld Esq.
                Resch Polster Alpert & Berger LLP
                10390 Santa Monica Boulevard, 4th Floor
                Los Angeles, California 90025-5058
                Telephone (310) 277-8300
                Facsimile (310) 552-3209

     We look forward to your affirmative response.

                              Very truly yours,

                              WGFK

                              /s/ IGOR KORBATOV
                                 ----------------------------
                              By: Igor Korbatov